Exhibit 10.1

AMENDMENT TO
CHANGE IN CONTROL AGREEMENT
AND
EMPLOYMENT LETTER AGREEMENT

December 27, 2022

WHEREAS, Coterra Energy Inc., formerly Cabot Oil & Gas Corporation, a Delaware corporation (the “Company”) and Dan O. Dinges (“Executive”) entered into a Change in Control Agreement dated as of December 10, 2008 and effective as of December 31, 2008 (as amended pursuant to the Cabot Confirmation that Certain Benefits no Longer Apply, dated as of December 9, 2010 and effective as of October 26, 2010, and as further amended on May 23, 2021, the “Change in Control Agreement”) and a letter agreement regarding the terms of Executive’s employment dated as of May 23, 2021 (the “Employment Letter Agreement”); and

WHEREAS, the Company and Executive desire to amend each of the Change in Control Agreement and the Employment Letter Agreement as set forth in this Amendment to Change in Control Agreement and Employment Letter (this “Amendment”);

NOW, THEREFORE, for good and valuable consideration, the Company and Executive mutually agree that the Change in Control Agreement and the Employment Letter Agreement are amended, effective immediately upon execution of this Amendment, as follows:

1.             Incorporation by Reference. All provisions of each of the Change in Control Agreement and Employment Letter Agreement shall remain in full force and effect except to the extent that such provisions are expressly modified by the provisions of this Amendment. Words and phrases used in this Amendment shall have the meaning set forth in the Change in Control Agreement or Employment Letter Agreement, as applicable, unless the context clearly indicates that a different meaning is intended.

2.             Interest Payment Addition to Change in Control Agreement. Section 2(b) of the Change in Control Agreement is hereby amended to add the following sentence immediately prior to the final sentence of such subsection:

“To the extent the payment of the Termination Benefits provided in clause (I) of the definition of Termination Benefits is delayed as set forth in the immediately preceding sentence, such amount payable thereunder shall accrue interest for the period beginning on the date of the termination of the Executive’s employment and ending on the date such amount is paid, with the amount of accrued interest payable based on the six-month Treasury Bill rate posted to the Daily Treasury Par Yield Curve Rates section of the U.S. Department of the Treasury’s website on the date of the termination of the Executive’s employment.”

3.             Modification of Tax Protections in Change in Control Agreement. Section 3 of the Change in Control Agreement is hereby deleted in its entirety and replaced with the following:

“Section 280G. Notwithstanding any provision of this Agreement to the contrary, in the event that any payment or benefit received or to be received by the Executive from the Company (or an affiliate or successor) pursuant to this Agreement or otherwise (“Payments”) would be subject (in whole or part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be either (a) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (b) reduced to an amount equal to the greatest portion of the Payments that, if paid, would result in no portion of any Payment being subject to the Excise Tax (the “Reduced Amount”), whichever results in the receipt by the Executive, on a net after-tax basis (including, without limitation, any Excise Tax), of the greatest amount, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Any reduction shall be made by agreement of the Company and the Executive first from Payments that are exempt from Section 409A, and only thereafter from Payments that are subject to Section 409A. To the extent the reduction is made from Payments that are subject to Section 409A, the reduction shall first apply to any in-kind benefits (or reimbursements) beginning with the benefits (or reimbursements) to be paid latest in time; second, to Payments in the form of shares of common stock of the Company, beginning with shares to be delivered latest in time; third, with respect to cash Payments, beginning with the cash Payments to be made latest in time.”

4.             “Change in Control Agreement” reference in Employment Letter Agreement. For the avoidance of doubt, the “Change in Control Agreement” as defined in Section 3 of the Employment Letter Agreement shall be deemed to refer to the Change in Control Agreement as defined herein (that is, with such terms as amended by the May 23, 2021 amendment) and as further amended by this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officer, and Executive have caused this Amendment to be executed.

COTERRA ENERGY INC.

By:	/s/ Christopher H. Clason
Name:	Christopher H. Clason
Title:	SVP & CHRO
Date:	December 27, 2022

EXECUTIVE

/s/ Dan O. Dinges
Dan O. Dinges
Date:	December 23, 2022

Signature Page to Amendment to Change In Control Agreement and
Employment Letter Agreement